Exhibit 2.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“AGREEMENT”) is made and entered into as of March 27, 2006, by and among UTEK Corporation (hereinafter AUTEK”) and Jacob M Buchman, as Trustee, (hereinafter individually a ASeller”) and 22nd Street of Ybor City, Inc.. (“the Company”).

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding capital stock of 22nd Street of Ybor City, Inc., a Florida corporation (the “Company”).

WHEREAS, the Company holds real estate as shown on Schedule A attached hereto (the “Property”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company (the “Shares”) owned by Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Agreement to Purchase and Sell Shares. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer and assign to the Buyer, and the Buyer agrees to purchase, on the Closing Date (as defined in Section 6.06 below), the Shares, free and clear of all security interests, pledges, liens, encumbrances, charges, or restrictions on the ownership, use, voting, transfer, receipt of dividends or other attributes of ownership.

1.02 Liabilities of Seller. Buyer shall not, as a result of the execution and consummation of this Agreement, assume, discharge, or become liable for any of the liabilities, obligations, debts, contracts, or other commitments of Seller of any kind or nature whatsoever, known or unknown, fixed, accrued, contingent, or otherwise, arising out of any transaction entered into, or any state of facts existing prior to, at, or subsequent to the Closing Date. Seller shall pay and discharge, or make adequate provision for the payment and discharge, of all of its liabilities, obligations, debts, contracts, or other commitments prior to, at, and/or subsequent to the Closing Date.

ARTICLE II

PURCHASE PRICE

2.01 Purchase Price.

The Purchase Price to be paid by the Buyer for the Shares is that number of shares of common stock, $.01 par value, of Buyer (ABuyer’s Common Stock”) equal to $2,000,000.00 U.S. Dollars (the APurchase Price”). The number of shares of Buyer’s Common Stock that Sellers shall receive shall be determined on the closing price of Buyer’s Common Stock ending one trading day before the closing date of this Agreement, as reported on the American Stock Exchange (AMEX).

The Purchase Price shall be the price as agreed upon by both Parties, after Buyer has had an opportunity to obtain an appraisal of said Property.

2.02 Consideration.

Contemporaneously with the transfer and assignment from Seller to Buyer of the Shares and the Parties’ delivery of the various certificates, instruments and documents referred to herein, Buyer hereby delivers to Seller the Purchase Price in the amount to be paid to each Seller as specified in Section 2.01.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer all of the following, each of which is material to and is being relied upon by Buyer. The representations and warranties of Seller hereunder are made based upon the knowledge of the directors and officers of Seller as set forth in Section. 4.

3.01 Organization and Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida with full power and authority to own its properties and assets and to conduct its business as now conducted or proposed to be conducted.

3.02 Corporate Authority. Seller and the Company each have the full right, power, legal capacity, and authority to enter into and perform each of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

3.03 Title to Assets. Schedule A attached hereto contains a true and correct description of all assets of the Company, (collectively, the “Assets”). The Company has good, valid, complete, and indefeasible title to all of the Assets. All of the Assets are owned by the Company free and clear of all Liens and not subject to any leases.

3.04 Real Estate.

A. Title Insurance. Seller will expense obtain and deliver to Buyer at closing a Marketability Title Insurance Policy (ALTA Form “B”) (herein “Policy”) (unqualified, except for Permitted Exceptions on the Property in the full amount of the Purchase Price; such Policy to be purchased from and issued by Seller’s attorneys and Seller shall pay the Policy premium at closing. The Buyer shall choose the title company to provide the title insurance policy and to close this transaction. A written commitment or Binder for said insurance (herein “Binder”), together with legible copies of all instruments and documents affecting title to the Property as shown on said Binder, shall be delivered to the Buyer within twenty (20) days after the Effective Date of this contract; and a written Endorsement (herein “Endorsement”) to said Binder, revising the effective date of said Binder to a date not earlier than ten (10) days prior to the date of the closing of the purchase of the Property, together with legible copies of all instruments and documents of record affecting title to the Property as shown by said Endorsement and not shown on said Binder, shall be delivered to the Buyer least five (5) days prior to the date of the closing of the purchase of the Property.

In the event the Binder or the Endorsement thereto for such a Policy shows any exceptions to title that are unacceptable to Buyer, Buyer or its attorney shall notify Seller or their attorney in writing (i) within ten (10) days after the receipt of the Binder and legible copies of all instruments and documents of record affecting the Property as shown by said Binder, and (ii) prior to the date of the closing of the purchase of the Property after receipt of said Endorsement and legible copies of all instruments and documents of record affecting title to the Property as shown by said Endorsement, specifying the defects which exist with respect to the title to the Property. Seller shall have a period of sixty (60) days after Buyer’s notice to Seller or their attorney in writing within which to cure any defects in title to the satisfaction of the attorney for Buyer, and, subject to the other terms and provisions of this Contract, this sale shall be closed within ten (10) days after written notice of such curing to Buyer or its attorney; provided, however, no such closing shall be earlier than the date of closing as hereinafter provided. Seller shall use all reasonable diligence to attempt to cure any such defects in title. In the event Seller fails to cure defects in title of which written notice has been given under and pursuant to the terms and provisions hereof within the time limit aforesaid, Buyer may, at its option, either (a) terminate this Agreement, and upon such termination all monies deposited by Buyer under the terms hereof, together with all interest earned thereon, shall be returned to Buyer and thereupon all rights and liabilities arising hereunder shall terminate, or (b) waive all conditions in this Paragraph “3” and, subject to all the other terms and provisions of this Agreement, close this transaction in the same manner as if no such defect or defects had been found.

B. Stock Certificate. Deleted

C. Real Estate Taxes And Assessments, And Prorations. Seller shall pay all due and unpaid real estate taxes on the Property at or prior to closing. Real estate taxes on the Property for the year of closing shall be prorated as of the date of closing on the basis of maximum discounts allowed to the Property by taxing authorities. If the amount of taxes for the year of closing cannot be ascertained, rates, milages and assessed valuations for the previous year, with known changes, shall be used for proration purposes at closing; however said real estate taxes shall thereafter, at the request of seller or Buyer, be re-prorated by and between Seller and Buyer upon receipt by Seller or Buyer of the statement or statements therefor from the proper taxing authority or authorities. Seller shall pay all certified, confirmed and ratified special assessment liens on the Property as of the date of closing. The Purchase Price as herein provided shall be increased or decreased as may be required by the proration of said items.

D. Possession And Feasibility Study. Seller agrees to deliver absolute and exclusive occupancy and possession of the Property to Buyer on the date of closing; however, notwithstanding the foregoing, Buyer shall have the right after the Effective Date of this Contract to conduct a feasibility and engineering study (herein “Feasibility Study”) for the use of the Property, and shall conduct such Feasibility Study on or in connection with the Property as Buyer deems advisable, including but not limited to (i) having the zoning laws and other laws and ordinances or requirements affecting the Property and the use and development thereof examined or reviewed by Buyer’s representative, and (ii) making such soil or groundwater tests, test borings, surveys and staking of the Property as Buyer deems necessary; and for the purposes of said Feasibility Study the Buyer and his employees, agents and engineers may enter upon the Property or any portion thereof and do all things necessary in connection therewith, which shall include but not be limited to such soil tests, test borings, surveys and staking of the Property as Buyer deems necessary and (iii) reviewing all the books, records and leases pertaining to the subject property.

Buyer agrees to make such Feasibility Study as Buyer deems advisable as hereinbefore provided on or in connection with the Property within thirty (30) days after the Effective Date of this Agreement. Buyer shall, no later than the expiration of such as herein provided, determine whether or not said Feasibility Study is satisfactory to Buyer. This Agreement is specifically conditioned upon such Feasibility Study being satisfactory to Buyer in Buyer’s sole discretion; and if for any reason whatsoever such Feasibility Study is unsatisfactory to Buyer, Buyer shall, no later than the expiration of such thirty (30) day period, by notice to Seller or Seller’s attorney, (i) terminate this Agreement, and upon such termination all monies deposited by Buyer with Escrow Agent under the terms hereof, together with all interest earned thereon, shall be returned to Buyer and thereupon all rights and liabilities arising hereunder shall terminate, or (ii) waive all conditions as contained in this Paragraph and, subject to all the other terms and provisions of this Contract, proceed to closing.

Notwithstanding any of the foregoing terms and provisions of this Paragraph which provide that Buyer agrees to make such Feasibility Study as Buyer deems advisable within thirty (30) days after the Effective Date of this Agreement, Seller agrees that Buyer and its employees, agents and engineers may enter upon the Property or any portion thereof at all times during the term of this Agreement and do all things necessary in connection with any such Feasibility Study on the Property, which may include but not be limited to such soil and groundwater tests, test borings, surveys and staking of property as Buyer deems necessary.

Buyer agrees (i) to indemnify, save and hold harmless Seller from any and all claims, damages and liability that Seller may incur by reason of, arising out of or resulting from any entry by Buyer or its employees, agents or engineers on the Property in connection with such Feasibility Study, including any costs and reasonable attorneys’ fees incurred by Seller, and (ii) in the event Buyer fails to close the purchase of the Property under the terms of this Agreement, to repair any damage to the Property by reason of, arising out of or resulting from Buyer’s said Feasibility Study on the Property.

E. Survey. Seller shall provide within thirty (30) days after the Effective Date of this Agreement the survey of the Property (herein “Survey”) prepared by a Florida registered land surveyor which is currently in Seller’s possession but which has been updated to the Effective Date by such surveyor (herein “Surveyor”); and said Survey shall show thereon and include (i) the Property and the legal description thereof, (ii) Certificate by the Surveyor certified to Buyer and Seller in such form as may be reasonably acceptable to Buyer, as of a date not earlier than the Effective Date of this Agreement, (iii) all improvements on the Property and all physical matters on the ground affecting the Property, (iv) whether the Property is located in a “Flood Prone Area” as determined by a review of a stated, identified, National Flood Insurance Program Flood Insurance Rate Map issued by the Federal Emergency Management Agency and the flood zone or flood zones applicable to the Property, (v) all easements of record affecting the Property, with proper notation of book and page of each such easement as recorded in the Public Records of said county, (vi) the lines of the public street or streets abutting the Property and the widths and centerlines of all said streets, (vii) all encroachments and the extent thereof, if any, in feet and inches on the Property or any portion thereof, and (viii) acreage to the nearest 1/100th of an acre. If said Survey shows (1) any encroachments on the Property, or that improvements, if any, on the Property encroach on other lands (herein referred to as “Encroachments”), or (2) that the Property is not adjacent and contiguous to a publicly-dedicated right-of-way or that there is a denial of full and unlimited access from said Property to such publicly-dedicated right-of-way, or (3) any other facts that affect the marketability of the Property and the improvements, if any, thereon, or (4) any other facts that will prevent the Title Company from totally eliminating the survey exception from the Policy (said Items (2), (3), and (4) are hereinafter collectively referred to as “Survey Defects”), written notice to that effect shall be given to the Seller or Seller’s attorney within ten (10) days after the receipt by Buyer of said Survey. Seller shall have a period of sixty (60) days after receipt of Buyer’s notice of Encroachments or Survey Defects to cure such Encroachments or Survey Defects to the satisfaction of the attorney for Buyer, and, Survey Defects to the satisfaction of the attorney for Buyer, and, subject to the other terms and provisions of this Agreement, this sale shall be closed within ten (10) days after written notice of such curing to Buyer or its attorney; provided, however, no such closing shall be earlier than the date of closing as hereinafter provided. Seller shall use all reasonable diligence to attempt to cure any such Encroachments or Survey defects. In the event Seller fails to cure any such Encroachments or Survey Defects of which written notice has been given under and pursuant to the terms and provisions hereof within the time limit aforesaid, Buyer may, at its option, either (a) terminate this Agreement, and upon such termination all monies deposited by Buyer under the terms hereof, together with all interest earned thereon, shall be returned to Buyer and thereupon all rights and liabilities arising returned to Buyer and thereupon all rights and liabilities arising hereunder shall terminate, or (b) waive all conditions in this Paragraph and, subject to all the other terms and provisions of this Agreement, close this transaction in the same manner as if no such Encroachments or Survey Defects had been found.

F. Lien And Possession Affidavit. At the closing, Seller shall furnish to Buyer Seller’s Affidavit in form acceptable to (i) the Title Company, and (ii) Buyer’s attorney, sufficient (a) to remove standard printed exceptions to title in the Policy regarding (b) unrecorded matters and parties in possession, and (c) mechanics’ liens.

G. Tax Act Affidavit. At the closing, in order to comply with the United States Internal Revenue Code & Treasury Regulations relating to the withholding of a tax equal to ten percent (10%) of the amount realized on the transfer if the transferor (Seller) is a foreign person as defined in the United States Internal Revenue code, Seller shall make, have witnessed and appropriately acknowledged an Affidavit or Affidavits containing terms and provisions acceptable to Buyer, including but not limited to that the withholding of a tax is or is not required upon the disposition of the Property.

H. Risk of Loss. Until the closing of the purchase of the Property under the terms hereof the risk of loss or damage to the Real Property or any portion thereof shall be borne by Seller.

I. Representations And Warranties, And Further Agreement of Seller. Seller does hereby represent and warrant to, and covenant and agree with Buyer as follows:

(i) Real estate taxes and tangible personal property taxes and assessments on the Property for the year 2005 and all prior years have been paid in full.

(ii) No work has been done or will be performed by Seller, and no materials have been or will be furnished prior to closing that might give rise to a mechanic’s lien against the Real Property and the Improvements thereon subsequent to closing.

(iii) At closing there will be no parties in possession of the Property or any portion thereof except as agreed between the parties.

(iv) That to Seller’s best knowledge, after inquiry, no storage tanks for gasoline or any other substance are or were located on the Real Property at any time during Seller’s ownership thereof.

(v) Seller hereby represents and warrants to the best of its knowledge that the Property is not now and has never been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Materials (as that term is hereinafter defined); that no Hazardous Materials have ever been installed, placed or in any manner dealt with on the Property ; and that no owner of the Property or any tenant, subtenant, occupant, prior tenant, prior subtenant, prior occupant or person (collectively, “Occupant”) has received any notice or advise from any governmental agency or any Occupant with regard to Hazardous Materials on, from or affecting the Property. The term “Hazardous Materials” as used herein includes, without limitation, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substance or materials as may be defined as a hazardous or toxic substance by any federal, state or local environmental law, ordinance, rule, or regulations, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et. seq.), the Hazardous Materials Transportation Act, as amended (42 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 1251, et seq.), the Clean Air Act (42 U.S.C. Sections 7401, et seq.), Chapter 376, Florida Statutes, and in the regulations adopted and publications promulgated pursuant thereto. Based upon an inspection of the Property by a person experienced in the identification of asbestos-containing materials, and who has bulk sampled and analyzed any suspect materials by a technique acceptable to the U.S. Environmental Protection Agency, Seller represents and warrants that there are no asbestos-containing materials, whether in the nature of thermal insulation produces, such as pipe, boiler or breech coverings, wraps or blankets or sprayed-on or troweled-on products, in, on or upon the Property. Based upon an inspection by a person experienced in the identification of Urea Best knowledge, after inquiry, (i) none of the Property has been used as a sanitary land fill; and (ii) no toxic materials or other hazardous waste have been buried, spilled or disposed of on or within the boundaries of the Property, or have leaked or otherwise been discharged onto the Property. The Seller enter into indemnify agreement for any environmental matters that may arise after the closing.

(vi) That no written notice from any governmental body has been served upon Seller claiming any violation of any law, ordinance, code or regulation or requiring or calling attention to the need for any work, repairs, constructions, alterations or installation on or in connection with the Property in order to comply with any laws, ordinances, codes or regulations with which Seller has not complied. If there are any such notices with which Seller has complied, Seller shall provide Buyer with copies thereof.

(vii) If Seller is notified of any legal or governmental or administrative act or proceeding instituted against the Property prior to closing, Seller shall promptly give notice thereof to Buyer.

(viii) The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not (i) constitute a default under any instrument, document or obligation to which Seller is now or may become a party or by which Seller may be bound or affected, or (ii) violate any litigation to which Seller is a party.

It is understood and agreed that this Agreement is specifically conditioned upon all the foregoing representations and warranties of Seller as set forth in this Paragraph being true and correct at closing; and if any of the foregoing representations or warranties of Seller as set forth in this Paragraph are not true and correct at the time of closing, Buyer may (i) terminate this Agreement, and upon such termination all monies deposited by Buyer under the terms hereof, together thereupon all rights and liabilities arising hereunder shall terminate, or (ii) pursue all available remedies against Seller, including but not limited to an action for specific performance, or (iii) waive any representation or warranty contained in this Paragraph and proceed to closing.

J. Attorneys’ Fees And Costs. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred in connection with such litigation, including reasonable attorneys’ fees, and together with all costs, including reasonable attorneys’ fees, for any and all appellate proceedings.

K. Survival. It is understood and agreed that whether or not it is specifically so provided herein, any provision of this Agreement which by its nature and effect is required to be observed, kept or performed after the closing of the purchase of the Property as herein provided shall survive the closing of the purchase of the Property as herein provided and shall remain binding upon and for the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns until fully observed, kept or performed.

L. Escrow Agent. Escrow Agent hereby acknowledges receipt by Escrow Agent of the Deposit paid by Buyer to be applied on the Purchase Price of the Property under the terms hereof. Escrow Agent agrees to hold, keep and deliver said Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Escrow Agent shall not be entitled to any fees or compensation for its services hereunder. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this agreement Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or there disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences hall have been adjusted by agreement between Seller and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Escrow Agent shall have a period not exceeding three (3) Business Days after receipt by Escrow Agent of any notice or request to perform any act or disburse any portion of the monies held by Escrow Agent shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent’s obligations hereunder shall terminate.

Seller and Buyer jointly and severally agree to indemnify and hold harmless said Escrow Agent from any and all costs, damages and expenses, including reasonable attorneys’ fees, that said Escrow Agent may incur in its compliance of and in good faith with the terms of this agreement; provided, however, this indemnity shall not extend to any acts of gross negligence or willful malfeasance on the part of the Escrow Agent.

M. Miscellaneous.

(i) Litigation and Disputes. There are no claims, actions, suits or proceedings pending or, to the knowledge of Seller, threatened (or, to the knowledge of Seller, any governmental or regulatory investigation pending or threatened) against the Company or any Assets, properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. None of the Company or any of its Assets, properties or rights are subject to any outstanding injunction, order, decree, ruling or charge.

(ii) Full Disclosure. Seller does not have any knowledge of any specific events, transactions, or other facts (other than general economic or industry conditions) which, either individually or in the aggregate, would give rise to circumstances or conditions that might have a material adverse effect on the Company, Buyer’s ownership of the Company, or Buyer’s use of the Assets of the Company.

(iii) Accuracy of Information. To Seller’s knowledge, the statements and documents contained in any schedules or other written documents executed and/or delivered by or on behalf of Seller pursuant to terms of this Agreement are, or will be when delivered, true, correct, and complete in all respects, and such schedules and other documents do not omit, or will not omit when delivered, any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. No representation or warranty contained herein or made hereunder contains or will contain any misstatement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The schedules and such other documents will be deemed to constitute representations and warranties of Seller under this Agreement to the same extent as if set forth in this Agreement.

(iv) Brokerage. No broker, finder or agent has acted directly or indirectly for Seller in connection with this Agreement or with the transactions contemplated hereby.

(v) Bankruptcy. No proceedings, whether voluntary or involuntary, are pending or threatened against Seller or the Company, nor is Seller or the Company contemplating any such proceedings, under the bankruptcy laws and/or receivership or similar laws of the United States of America or any state.

(vi) Certificate of Incorporation and Bylaws; Corporate Minutes. True, accurate and complete copies of the Certificate of Incorporation and Bylaws of Seller and the Company, together with all amendments thereto, have been delivered to Buyer. Seller has furnished to Buyer copies of the corporate record books of Seller and the Company and the same are accurate and complete and reflect all resolutions adopted and all actions taken, authorized or ratified by the stockholders and directors of Seller and the Company, respectively.

(vii) Stock Ownership and Capitalization.

The authorized capital stock of the Company consists of 19,000,000 shares of common stock, $0.01 par value per share. As of the Closing Date, 8,810,335 shares of common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and no shares of such common stock were held in treasury by the Company. All shares of such common stock are owned of record and beneficially by Seller free and clear of all. All outstanding shares of the Company common stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, or otherwise put into effect by or under the authority of any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign and (ii) all requirements set forth in applicable Agreements, agreements, and instruments.

(viii) No Undisclosed Liabilities. There are no liabilities of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in the occurrence of any such liability.

(ix) Agreements. The Company is not a party to or bound by any lease, agreement, Agreement or other commitment (collectively, the “Contracts”).

(x) Taxes. There are no taxes on or measured by income or gross receipts or franchise, real and personal property, employment, excise, sales and use or other taxes of any kind properly attributable to Seller or the Company for periods up to and including the Closing for which Buyer could be held liable which have not been or will not be paid by Seller.

(xi) Benefit Plans. There are no plans of Seller or the Company in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which Buyer will become liable as a result of the transactions contemplated hereby.

(xii) Labor Matters. The Company has never had any employees.

(xiii) Compliance with Laws. The Company has not engaged and is not engaging in any activity or practice, and has not omitted and is not omitting to take any action that violates or contravenes any law, statute, ordinance, or regulation.

(xiv) Investment Representations and Covenants.

Seller understands that the Common Stock which shall comprise the Purchase Price has not been and shall not be registered under the 1933 Act, or any state securities laws on the grounds that the issuance of the Common Stock is exempt from registration pursuant to Section 4.2 of the 1933 Act and applicable state securities laws, and that the reliance of Buyer on such exemptions is predicated in part on Seller’s representations, warranties, covenants and acknowledgments set forth in this Section. Seller acknowledges that: (a) Buyer has made no assurances that a public market will continue to exist, (b) the Common Stock is a highly speculative investment involving a high degree of risk, (c) it is able, without impairing its financial condition, to hold the Common Stock for an indefinite period of time and suffer the complete loss thereof, and (d) after one year and one day from the Effective Time, the exemption available through Rule 144 of the 1933 Act may be accessed by Seller, provided all of the terms and conditions of such exemption have been met. Additionally, Seller: (a) acknowledges that the Common Stock issued to Seller at the Closing must be held at least one (1) year plus one (1) day after the Closing Date by Seller unless subsequently registered under the 1933 Act or an exemption from registration is available, and (b) is aware that any routine sales of Common Stock made pursuant to Rule 144 under the 1933 Act may be made only in limited amounts and in accordance with the terms and conditions of that rule and that in such cases where the Rule 144 is not applicable, compliance with some other registration exemption will be required.

Seller represents and warrants that: (a) Seller is an “accredited investor” or “sophisticated investor” as defined under the 1933 Act and state “Blue Sky” laws, or that Seller has utilized, to the extent necessary to be deemed a sophisticated investor under the 1933 Act and State “Blue Sky” laws, the assistance of a professional advisor, (b) Seller, either alone or together with the assistance of the Seller’s own professional advisor, has such knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of Seller’s investment in the Common Stock to be acquired by Seller upon Closing, and (c) the Common Stock to be acquired by Seller upon consummation of the transactions described in this Agreement will be acquired by Seller for Seller’s own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the 1933 Act and the rules and regulations thereunder, except as contemplated in this Agreement, and that Seller will not distribute any of the Common Stock in violation of the 1933 Act. All shares of the Common Stock shall bear a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE ‘1933 ACT’) AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE 1933 ACT AND APPLICABLE SECURITIES LAWS.”

In addition, the Common Stock shall bear any legend required by the securities or the applicable “Blue Sky” laws as well as any other legend deemed appropriate by Buyer or its counsel.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller all of the following, each of which is material to and is being relied upon by Seller.

4.01 Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority to own its properties and assets and to conduct its business as now conducted or proposed to be conducted.

4.02 Corporate Authority. Buyer has the full right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate, contravene, or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, each as amended to date, or any constitution, law, statute, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, court, or arbitrator to which Buyer is subject, or (ii) violate, contravene, conflict with, constitute a breach or default (or with notice or lapse of time, or both, constitute a breach or default) under, result in the termination or suspension of, or result in the acceleration of the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, agreement, commitment, or other instrument or obligation to which Buyer is a party or to which Buyer or any of the properties or assets of Buyer may be subject, bound, or affected.

4.03 Corporate Authorization. Buyer has taken all necessary corporate actions to authorize and approve the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement (including approval by the Board of Directors of Buyer). This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

ARTICLE V

COVENANTS OF SELLER

Seller covenants to Buyer as follows:

5.01 Cooperation. From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller, its officers, directors, stockholders, employees, accountants, attorneys, and agents will cooperate fully with Buyer to facilitate the consummation of the transactions contemplated by this Agreement.

5.02 Interim Operations. From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller and the Company will not (i) sell, license, Agreement,

commit, or otherwise encumber any of the Assets or the Shares or (ii) directly or indirectly through representatives, approach, engage in discussions with, provide information to, or enter into a transaction with another party concerning the Assets or the Shares.

ARTICLE VI

MUTUAL COVENANTS OF SELLER AND BUYER

Seller and Buyer covenant with each other as follows:

6.01 Confidentiality. Seller and Buyer covenant with each other that all information concerning the financial terms of this Agreement shall be kept confidential by each party, its attorneys, accountants, and representatives. All information furnished by any party in connection with this Agreement or the transactions contemplated by this Agreement shall be kept confidential by each of the other parties, and shall be used by it and its officers, attorneys, accountants, and representatives only in connection with this Agreement and the transactions contemplated by this Agreement, except to the extent that such information (i) already is known to such other party when received, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document filed with the Securities and Exchange Commission or any other agency of any government, or (iv) is otherwise required to be disclosed pursuant to any federal, state, county, municipal, or local law, rule, or regulation or by any applicable judgment, order, or decree of any court or by any governmental body or agency having jurisdiction in the premises after such other party has given reasonable prior written notice to the other parties to this Agreement of the pending disclosure of any such information. In the event that the transactions contemplated by this Agreement shall fail to be consummated, each party shall promptly cause all copies of documents or extracts of such documents containing information and data as to another party hereto to be returned to such other party.

6.02 Disclosure. Prior to the Closing Date, no party to this Agreement will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior consent of the other party. The content of any such release or disclosure shall be mutually agreed upon between the parties. Following the Closing Date, neither Seller nor any stockholder of Seller shall issue any press release or make any other public disclosure concerning this transaction or the contents of this Agreement without the prior written consent of Buyer.

6.03 Miscellaneous Agreements. Subject to terms and conditions of this Agreement, each party shall use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate, or desirable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. After the Closing Date, if Buyer considers or is advised that any further assignment, conveyance or other documents are necessary or desirable to vest, perfect, confirm or record in the Company title to any of the Assets or to aid in the prosecution, defense or enforcement of any rights arising from the transfer of the Shares to Buyer, Seller shall cause its authorized officer to execute and deliver promptly to Buyer any and all assignments, powers of attorney or other documents and do all things requested by Buyer to vest, perfect or confirm title to the Assets in the Company and title to the Shares in Buyer or to convey such other rights as provided herein or to otherwise carry out the intent of this Agreement.

6.04 Employees. Seller shall not make any commitments to any of its employees with respect to the continued employment of such employees by Buyer after the Closing Date. Buyer does not by this Agreement or the transactions contemplated herein make any commitment or extend any offer to hire any employees of Seller. Notwithstanding the provisions of Article V, Buyer may, in its sole discretion, engage the services of Seller’s current or former employees, consultants or agents.

6.05 Access. Seller understands that no aspect of the transactions contemplated in this Agreement has been, prior to the date of this Agreement, or will be, prior to the Closing Date, registered with or reviewed by the SEC under the Securities Act of 1933, as amended (the A1933 Act”), or with or by any state securities law administrator, and no federal or state securities law administrator has approved any disclosure or other material concerning Buyer or the Common Stock, or made any recommendation with respect thereto. Seller has sufficient knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated herein, and Seller has investigated and will continue to investigate the merits and risks of such transactions under the provisions of this Agreement. Seller has been provided with the Annual Report on Form 10-K of Buyer for the fiscal year ended September 30, 2003, the Proxy Statement relating to the 2002 Annual Stockholders Meeting, and the subsequent reports filed by Buyer with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the A1934 Act”), and has had the opportunity to ask questions of, and receive answers from, members of the management of Buyer. Seller has and will continue to avail itself of its right to ask questions of the management of Buyer relating to Buyer, the Common Stock and related matters, and their right to obtain additional information necessary to verify the accuracy of information provided to them and to continue to evaluate the merits and risks of the transactions contemplated by this Agreement.

6.06 The Closing. The closing (the “Closing Date”) of the transactions contemplated by this Agreement will take place at such place mutually agreeable to Buyer and Seller, on March 30, 2006 (the “Closing Date”), or such other time and place as Buyer and Seller may agree in writing. The obligations of the parties to close or effect the transactions contemplated by this Agreement will be subject to satisfaction, unless duly waived, of the applicable conditions set forth in this Agreement. The parties shall have the right to conduct the Closing by the exchange through facsimile and overnight courier of executed documents.

6.07 Closing and Other Costs. Seller shall pay the following Closing and other costs: (a) preparation of all assignments and other instruments of conveyance, assignment and transfer necessary to consummate the transactions herein; (b) the cost of discharging any monetary liens; and (c) the cost of all assessments, transfer taxes, stamp taxes and conveyance fees. Each party shall pay its own legal and related expenses.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF

SELLER AND BUYER

The respective obligations of each party to effect the transactions contemplated by this Agreement will be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

7.01 Litigation. The Company, Seller and Buyer shall not be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

7.02 Required Consents. Seller and the Company shall have obtained all of the Required Consents and shall have delivered to Buyer a written copy of each Required Consent prior to or at the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to effect the transactions contemplated in this Agreement will be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

8.01 Representations and Warranties. The representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date) except (i) to the extent such representations and warranties are by their expressed provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement.

8.02 Performance of Obligations. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

8.03 Documents. Seller shall have received, in form and substance satisfactory to it, the documents specified in Article XII of this Agreement.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to effect the transactions contemplated in this Agreement will be subject to fulfillment at or prior to the Closing Date of the following conditions:

9.01 Representations and Warranties. The representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date) except (i) to the extent such representations and warranties are by their expressed provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement.

9.02 Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement.

9.03 Material Adverse Effect. There shall not have been any material adverse effect since the execution and delivery of this Agreement by the Seller or the Company.

9.04 Documents. Buyer shall have received, in form and substance satisfactory to it, the documents specified in Article X of this Agreement and the authorization set forth in Section 3.02.

ARTICLE X

DOCUMENTS TO BE DELIVERED AT THE CLOSING BY SELLER

Seller will deliver to Buyer the following documents at the Closing:

10.0 Required Consents. All Required Consents.

10.02 Officer’s Certificate. The certificate referred to in Section 10.03 of this Agreement.

10.03 Certificate of Secretarial Officer. The certificate of the Secretary of Seller, dated the Closing Date, with respect to the incumbency of corporate officers and their signatures, corporate good standing, and the resolutions of Seller’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect.

10.04 Company Documents; Books and Records. (a) the certificate of incorporation or charter of the Company, as amended, certified as of a recent date by the Secretary of State of Florida and a copy of the bylaws of the Company, as amended, certified as of the Closing Date by the Secretary of the Company; (b) a certificate of status, good standing or existence with respect to the Company from the Secretary of State of the State of Florida, dated as of a recent date; and (c) the Company’s stock books, ledgers, minute books, and corporate seal, and copies of all books and records relating to the Assets, including, but not limited to, purchasing and sales records, engineering records, accounting records, computer programs, customer and vendor lists and records, and such other records as Buyer may require in its use of the Assets subsequent to the Closing

10.05 Share Certificate; Stock Power. The share certificate(s) evidencing the ownership of all of the Shares, duly endorsed or accompanied by the executed stock power conveying to Buyer all right, title and interest in and to the shares being sold hereunder.

10.06 Termination Statements. Seller shall provide, if necessary, UCC-3 Termination Statements and/or such other instruments, executed by all appropriate third parties, demonstrating that the Assets are free and clear of all Liens, in form and substance acceptable to Buyer.

10.07 Certificate of Good Standing. Seller shall obtain and provide a certificate of good standing for Florida.

10.08 Resignations. The written resignations of all officers and directors of the Company.

10.09 Other Documents. Such other documents as are reasonably requested by Buyer and its counsel or required to be delivered pursuant to this Agreement.

ARTICLE XI

DOCUMENTS TO BE DELIVERED AT THE CLOSING BY BUYER

Buyer will deliver to Seller the following documents at the Closing:

11.01 Officer’s Certificate. The certificate referred to in Section 11.02 of this Agreement.

11.02 Certificate of Secretarial Officer. The certificate of the Secretary of Buyer, dated the Closing Date, with respect to the incumbency of corporate officers and their signatures, corporate good standing, and the corporate director resolutions authorizing the transactions contemplated by this Agreement.

11.03 Payment. Buyer shall deliver the Purchase Price to the Escrow Agent as provided in Section 2.01.

11.04 Other Documents. Such other documents as are reasonably requested by Seller and its counsel or required to be delivered pursuant to this Agreement.

ARTICLE XII

TERMINATION AND ABANDONMENT

12.01 Events of Termination Prior to Closing. This Agreement may be terminated, without liability on the part of any party to the other, at any time before the Closing: (i) by mutual consent of Seller and Buyer; (ii) by Seller if any of the conditions precedent found in Articles VIII or IX of this Agreement have not been met and have not been waived in writing by Seller by Closing; (iii) by Buyer if any of the conditions precedent found in Articles VIII or X of this Agreement have not been met and have not been waived in writing by Buyer by Closing; (iv) by Seller if there is a breach of or failure by Buyer to perform in any material respect any of the representations, warranties, commitments, covenants, or conditions under this Agreement, which breach or failure is not cured within fifteen (15) days after written notice thereof is given to Buyer; and (v) by Buyer if there is a breach of or failure by Seller to perform in any material respect any of the representations, warranties, commitments, covenants, or conditions under this Agreement, which breach or failure is not cured within fifteen (15) days after written notice thereof is given to Seller. In the event of the termination of this Agreement by any party as above provided in clauses (ii), (iii), (iv), or (v) of this Section, written notice will forthwith be given to the other party, which notice will clearly specify the reason of such party for terminating this Agreement.

ARTICLE XIII

INDEMNIFICATION

13.01 Survival. All representations, warranties, covenants, and agreements of each of the parties set forth in this Agreement or in any other document or instrument delivered by any of the parties pursuant to this Agreement will survive the Closing and will remain operative and in full force and effect regardless of any investigations at any time made by or on behalf of any party and will not be deemed merged in any document or instrument executed or delivered at or after the Closing.

13.02 Indemnification by Seller. From and after the Closing, Seller will indemnify, defend, and hold harmless Buyer from, against, and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost, and expense (including, without limitation, reasonable attorneys’ and accountants’ fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand) (collectively, the “Loss”), of any kind or character arising out of or in any manner incident, relating, or attributable to (i) the inaccuracy of any representation or breach of any warranty of Seller contained in this Agreement or in any certificate, instrument, or other document or agreement executed by Seller in connection with this Agreement or otherwise made or given in writing in connection with this Agreement, (ii) any failure by Seller to perform or observe any covenant, agreement, or condition to be performed or observed by it under this Agreement or under any certificate, instrument, or other document or agreement executed by it in connection with this Agreement, (iii) claims relating to the enforcement of Buyer’s rights under this Agreement, and (iv) any liabilities, obligations, debts, Agreements, or other commitments of any kind or nature whatsoever, whether known or unknown and whether accrued, fixed, absolute, conditional, determined, determinable, or otherwise, of Seller existing on the Closing Date or arising out of, or resulting from, any transaction entered into, or any state of facts existing, prior to or at the Closing Date which are imposed on Buyer as result of this Transaction.

13.03 Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend, and hold harmless Seller from, against, and with respect to any Loss of any kind or character arising out of or in any manner incident, relating, or attributable to (i) the inaccuracy of any representation or breach of any warranty of Buyer contained in this Agreement or in any certificate, instrument, or other document or agreement executed by Buyer in connection with this Agreement or otherwise made or given in writing in connection with this Agreement, (ii) any failure by Buyer to perform or observe any covenant, agreement, or condition to be performed or observed by it under this Agreement or under any certificate, instrument, or other document or agreement executed by it in connection with this Agreement, and (iii) claims relating to the enforcement of Seller’s rights under this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.01 Arbitration Procedure. Except for remedies for injunctive relief as provided in Section 15.02, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association (“AAA”). The hearing before the arbitrator shall be held in Hillsborough County, Florida and shall be conducted in accordance with the rules existing at the date thereof of the AAA, to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted to them under this Agreement. All costs and expense incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

14.02 Expenses. Except as otherwise expressly provided in this Agreement, Buyer and Seller will bear their own respective expenses, including, without limitation, counsel and accountants’ fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

14.03 Notices. Any notice or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been given, delivered, or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) on the date sent if delivered personally or by cable, telecopy, telegram, telex, or facsimile (which is confirmed) or (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, or (iii) one (1) business day after having been deposited with a nationally recognized overnight courier service (such as by way of example, but not limitation, U.S. Express Mail, Federal Express, or Airborne), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:

with a copy to:

If to Buyer:	UTEK Corporation
202 S. Wheeler Street
Plant City, Florida 33563
Attn: Sam I. Reiber, Esq.
Telecopy No.: (813) 754-2383

with a copy to:

14.04 Applicable Law. This Agreement shall be governed in its construction, interpretation, and performance by the laws of the State of Florida, without reference to law pertaining to conflict of laws. In the event of any litigation or arbitration arising out of or relating to this Agreement, the prevailing party shall be entitled to recover all costs and reasonable attorneys’ fees incurred, including, without limitation, costs and fees incurred in any investigations, trials, bankruptcies, and appeals.

14.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

14.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the corporate parties to this Agreement and their respective legal representatives, successors, and permitted assigns, and the individual parties to this Agreement and their respective heirs, personal representatives, and permitted assigns.

14.07 Construction. This Agreement shall not be construed more strictly against any party regardless of who is responsible for its drafting. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural. Wherever the context so requires, the masculine shall refer to the feminine, the feminine shall refer to the masculine, the masculine or the feminine shall refer to the neuter, and the neuter shall refer to the masculine or the feminine. The captions of this Agreement are for convenience and ease of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any of its provisions.

14.08 Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision of this Agreement. Any invalid or unenforceable provisions shall be deemed severable to the extent of any such invalidity or unenforceability.

14.09 Waiver. Any party may, by written notice to another party, (i) agree to extend the time for the performance of any of the obligations or other actions of the other party under this

Agreement, (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (iv) waive or modify performance of any of the obligations of the other party under this Agreement.

14.10 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

“Buyer”

UTEK CORPORATION

By:	/s/ Clifford M. Gross
Clifford M. Gross, Ph.D.
Chief Executive Officer

“Seller”

By:	/s/ Jacob Buchman

EXHIBITS AND SCHEDULES TO THE

STOCK PURCHASE AGREEMENT

Exhibit A

Parcel 1:

Lots 6, 7, 9 and 10 in Block 13 of TURMAN’S SUBDIVISION OF EAST YBOR, according to Map or Plat thereof as recorded in Plat Book 1, Page 20 of the Public Records of Hillsborough County, Florida; and also that certain 10.0 foot alley located between Lots 5, 6, 7, 9 and 10 in Block 13 of TURMAN’S SUBDIVISION OF EAST YBOR, according to map or plat there of as recorded in Plat Book 1, Page 20 of the Public Records of Hillsborough County, Florida.

Less the South half of said alley abutting Lot 8 of said Block 13.

Parcel 2:

Lot 5, Block 13 of TURMAN’S SUBDIVISION OF EAST YBOR according to Plat thereof as recorded in Plat Book 1, Page 20, Public Records of Hillsborough County, Florida